Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated July 13, 2010
Relating to Prospectus Supplement
dated June 11, 2010
Registration No. 333-163206
[E-Mail Acknowledgement Request]
Dear _______________:
We are in receipt of your subscription agreement relating to the purchase of shares of common stock (the “Common Stock”) of Hanmi Financial Corporation (“Hanmi”) in connection with Hanmi’s public offering of up to an aggregate of 100,000,000 shares of Common Stock at a price of $1.20 per share (the “Offering”).
The subscription agreement sets forth that you desire to purchase _______________ shares of Common Stock at $1.20 per share. Please confirm via a confirmatory email in the format provided below to the email address dlitvak@cappellocorp.com that you will purchase such number of shares of Common Stock at $1.20 per share as set forth in your subscription agreement. Please note that the confirmatory email once received by us, is irrevocable, and you are obligated to purchase such number of shares of Common Stock at $1.20 per share as set forth in the subscription agreement. Please also note that we will be filling the order book for the issuance and sale of no more than 100,000,000 shares of Common Stock in the Offering in the order we receive your confirmatory email. Therefore, please do not delay in responding to us.
In the event you desire to purchase a different number of shares of Common Stock than the number set forth in your subscription agreement, you are hereby requested to complete a new subscription agreement (which has the same terms and conditions as the original, except, as noted below, such subscription agreement is irrevocable) setting forth the correct number of shares of Common Stock you desire to purchase. Return a pdf version of the new subscription agreement to the email address dlitvak@cappellocorp.com or fax it to (310) 393-4838, attention to Daniel Litvak, or mail it to Daniel Litvak, Cappello Capital Corp., 100 Wilshire Blvd, Suite 1200, Santa Monica, CA 90401. Please note that once the new subscription agreement is received by us, it is irrevocable, and you are obligated to purchase such number of shares of Common Stock at $1.20 per share as set forth in the new subscription agreement. For your convenience, attached hereto is a blank subscription agreement.
In anticipation of the closing of the Offering, as soon as possible, please wire the money or send a check for the aggregate purchase price of the Common Stock to a JPMorgan escrow account established by Hanmi pursuant to the following instructions:
In accordance with the Prospectus Supplement filed on June 11, 2010, if your aggregate purchase price is more than $250,000, please wire the funds to:

JPMorgan Chase Bank, N.A.
SWIFT: CHASUS33
ABA No.: 021000021
Account No.: 507198883
Account Name: Escrow Incoming Wire Account
FFC: Hanmi Public Offering Escrow
Reference: {INVESTOR NAME}
Attention: Barbara Mitchell, (213) 621-8005
In addition, please email dlitvak@cappellocorp.com after your wire has been confirmed with your name, fed reference number, sending institution name and amount wired so that we can track receipt.
If your aggregate purchase price is at or below $250,000, please make a certified or cashier’s check payable to: Hanmi Financial Corporation
And mail to:
JPMorgan Chase Bank, N. A.
Escrow Services
333 S. Grand Avenue, 36th Floor
Los Angeles, CA 90071
ATTN: Barbara Mitchell, (213) 621-8005
DO NOT SEND ANY MONEY OR CHECKS TO CAPPELLO CAPITAL CORP. OR HANMI BANK
Your funds will be held in the JPMorgan escrow account, without interest, until they are released to Hanmi at the closing.
We currently anticipate the closing of the Offering will be at 5:00 p.m. PT on July 21, 2010. We will notify you promptly if the closing date changes.
IF JPMORGAN DOES NOT CONFIRM RECEIPT OF YOUR FUNDS IN ITS ESCROW ACCOUNT BY 1:00 P.M. PT ON THE CLOSING DATE, YOU WILL LOSE YOUR ELIGIBILITY TO PARTICIPATE IN THE OFFERING. TO ENSURE YOUR ELIGIBILITY TO PARTICIPATE IN THE OFFERING, PLEASE SEND IN YOUR MONEY AS SOON AS POSSIBLE.
If you no longer intend to purchase any shares of Common Stock, please let us know as soon as possible.

Confirmatory E-Mail
(please fill in and send to Cappello Capital Corp.)
Name of Investor: _______________
Number of Shares of Common Stock: _______________
Purchase Price per Share: $1.20
Aggregate Purchase Price: $_______________
Payment Method [check or wire]: _______________
By returning this confirmatory e-mail, I hereby agree to purchase the above number of shares of Common Stock for the above noted aggregate purchase price and hererby acknowledge and agree that this obligation is irrevocable.
Dated as of: _______________, 2010
Additional Information:
The shares of common stock offered for sale in the rights offering and being offered for sale in the best efforts public offering were and are being offered pursuant to a Registration Statement on Form S-3 (Registration No. 333-163206) filed by Hanmi under the Securities Act of 1933, as amended, and a related prospectus supplement dated June 11, 2010. The prospectus supplement and related prospectus contain important information about the rights offering and best efforts public offering and investors and stockholders are urged to read them carefully. Copies of the prospectus supplement and related prospectus may be obtained by contacting Hanmi Financial Corp., Attn: Investor Relations, David J. Yang 213-637-4798.
A proxy statement relating to certain of the matters discussed in this free writing prospectus, including a more complete summary of proposed capital raising efforts by Hanmi was filed with the SEC on June 16, 2010. Hanmi is seeking approval of an increase in its authorized capital stock and approval of issuance of shares to Woori Finance Holdings at its upcoming meeting of stockholders to be held on July 28, 2010. Copies of the proxy statement and other related documents may be obtained for free from the SEC website (www.sec.gov) or by contacting Hanmi Financial Corp., Attn: Investor Relations, David J. Yang 213-637-4798. Hanmi’s shareholders are advised to read the proxy statement, because it contains important information, and Hanmi notes that the shareholder meeting on the matters discussed in the proxy statement may occur after the closing of the registered rights and best efforts offering. Hanmi, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Hanmi’s shareholders in connection with certain of the matters discussed in this free writing prospectus. Information regarding such persons and their interests in Hanmi is contained in Hanmi’s proxy statements and annual reports on Form 10-K filed with the SEC. Hanmi has engaged the services of D.F. King & Co., Inc. to assist in soliciting proxies. Stockholders and investors may obtain additional information regarding the interests of Hanmi, its directors and executive officers and D.F. King & Co., Inc. in the matters discussed in this free writing prospectus by reading the proxy statement and other relevant documents regarding the matters discussed in this news release.
Cautionary Statement
THIS IS NOT AN OFFER TO SELL THE SECURITIES DESCRIBED HEREIN AND IT IS NOT SOLICITING AN OFFER TO BUY SUCH SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
Forward-Looking Statements
This free writing prospectus contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to confirm a minimum of $105 million in subscriptions in the aggregate from the rights offering and best efforts public offering; inability to consummate the proposed transaction (the “Transaction”) with Woori Finance Holdings Co. Ltd. (“Woori”) on the terms contemplated in the Securities Purchase Agreement entered into with Woori on May 25, 2010; failure to receive regulatory or stockholder approval for the Transaction; inability to continue as a going concern; inability to raise additional capital on acceptable terms or at all; failure to maintain adequate levels of capital and liquidity to support our operations; the effect of regulatory orders we have entered into and potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability to receive regulatory approval for Hanmi Bank to declare dividends to the Company; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission (“SEC”), including attached as an Exhibit to a Current Report on Form 8-K filed with the SEC on June 18, 2010, and current and periodic reports filed with the U.S. Securities and Exchange Commission hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.